UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional materials
☐	Soliciting Material Pursuant To § 240.14a-12
SUPERCONDUCTOR TECHNOLOGIES INC.
(Name of Registrant as Specified in Its Charter)
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      ☐       Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 18, 2009

To Our Stockholders:

The Annual Meeting of Stockholders (our “Annual Meeting”) of Superconductor Technologies Inc. will be held on Monday, May 18, 2009, at 11:00 a.m., local time, at our offices at 460 Ward Drive, Santa Barbara, California 93111 for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect two Class 2 directors to hold office until our 2012 Annual Meeting of Stockholders or until their successors are elected and qualified;

2. To ratify the appointment of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2009; and

3. To transact such other business as may properly come before our Annual Meeting or any adjournment(s) thereof.

Only stockholders of record at the close of business on April 3, 2009 are entitled to notice of and to vote at our Annual Meeting. A list of stockholders as of this date will be available during normal business hours for examination at our offices by any stockholder for any purpose relevant to our Annual Meeting for a period of ten days prior to the meeting.

All stockholders are urged to attend our Annual Meeting in person or vote by proxy. YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND OUR ANNUAL MEETING IN PERSON, PLEASE SIGN AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT OUR ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. The proxy is revocable at any time prior to its exercise and will not affect your right to vote in person in the event you attend our Annual Meeting.

By Order of the Board of Directors,

Jeffrey A. Quiram
President and Chief Executive Officer

Santa Barbara, California
April 17, 2009

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE ELECTION OF CLASS 2 DIRECTORS
CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES
NON-EMPLOYEE DIRECTOR COMPENSATION
Summary of Compensation
Non-employee Director Compensation Table
DIRECTORS AND EXECUTIVE OFFICERS
VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
Narrative Disclosure To Summary Compensation Table
Outstanding Equity Awards at Fiscal Year End
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
TRANSACTIONS WITH RELATED PERSONS
ANNUAL REPORT TO STOCKHOLDERS
OTHER MATTERS

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2009
460 Ward Drive
Santa Barbara, California 93111-2310
(805) 690-4500

INTRODUCTION

This Proxy Statement contains information related to the solicitation of proxies by and on behalf of the Board of Directors of Superconductor Technologies Inc. (our “Board”) for use in connection with our Annual Meeting of Stockholders to be held on Monday, May 18, 2009, beginning at 11:00 a.m., local time, at our offices located at 460 Ward Drive, Santa Barbara, California 93111, and at any and all adjournments or postponements thereof (our “Annual Meeting”). At our Annual Meeting, stockholders will be asked to consider and vote upon the following proposals: (i) the election of two Class 2 directors to hold office until our 2012 Annual Meeting of Stockholders or until their successors are elected and qualified; (ii) the ratification of the appointment of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2009; and (iii) the transaction of such other business as may properly come before our Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about April 17, 2009.

Important Notice Regarding Availability of Proxy Materials for the 2009
Annual Meeting of Stockholders to be Held on May 18, 2009

Our Proxy Statement, Annual Report on Form 10-K, and proxy card are available on the Internet at http://www.proxyvote.com and at the “SEC Filings” section under the “Investors” tab on our corporate website at http://www.suptech.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Only holders of record of our voting stock at the close of business on April 3, 2009 (the “Record Date”) are entitled to notice of our Annual Meeting and to vote at our Annual Meeting. As of the Record Date, we had 18,705,028 shares of our voting common stock issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Secretary, at or before the taking of the vote at our Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending our Annual Meeting and voting in person.

Voting and Solicitation

Each share of common stock is entitled to one vote on all matters presented at our Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed unrevoked proxies will be voted: (i) FOR the election of the two nominees for Class 2 director and (ii) FOR the ratification of the selection of Stonefield Josephson, Inc. as our independent registered public accounting firm for 2009. No other business is expected to come before our Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of our Board.

If you will not be able to attend our Annual Meeting to vote in person, please vote your shares by completing and returning the accompanying proxy card or by voting electronically via the Internet or by telephone. To vote by mail, please mark, sign and date the accompanying proxy card and return it promptly in the enclosed postage paid envelope. To vote by Internet, go to www.proxyvote.com and to vote by telephone, call 1-800-690-6903, and follow the instructions to cast your vote. For voting by Internet or telephone, you will need to have your 12-digit control number, located on your proxy card. Please do not return the enclosed paper ballot if you are voting by Internet or telephone.

We intend to solicit proxies primarily by mail. However, directors, officers, agents and employees may communicate with stockholders, banks, brokerage houses and others by telephone, e-mail, in person or otherwise to solicit proxies. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserve the option to do so. All expenses incurred in connection with this solicitation will be borne by us. We request that brokerage houses, nominees, custodians, fiduciaries and other like parties forward the soliciting materials to the underlying beneficial owners of our common stock. We will reimburse reasonable charges and expenses in doing so.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at our Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our common stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at our Annual Meeting with respect to such matter.

We believe that abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business and the total number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal (other than the election of directors).

Broker non-votes are shares held in street name for which a broker returns a proxy card but indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority. We count broker non-votes for the purposes of determining the presence or absence of a quorum for the transaction of business, but not for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal requiring solely a majority of shares voted.

Deadline for Receipt of Stockholder Proposals for 2010 Annual Meeting of Stockholders

Pursuant to Rule 14a-8 of the Securities and Exchange Commission (“SEC”), proposals by eligible stockholders that are intended to be presented at our 2010 Annual Meeting of Stockholders must be received by our Corporate Secretary at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111 not later than December 18, 2009 in order to be considered for inclusion in our proxy materials.

Stockholders intending to present a proposal at our 2010 Annual Meeting of Stockholders must comply with the requirements and provide the information set forth in our amended and restated bylaws. Under our bylaws, a stockholder’s proposal must be timely received, which means that a proposal must be delivered to or mailed to our Secretary not less than 90 days prior to the meeting; provided that if less than 100 days notice or prior public disclosure of the meeting is given to stockholders, then notice by a stockholder, to be timely received, must be received by our Secretary not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

PROPOSAL ONE

ELECTION OF CLASS 2 DIRECTORS

Our Board currently consists of six directors divided into three classes — Class 1 (Mr. Quiram and Mr. Kaplan), Class 2 (Mr. Horowitz and Mr. Davis) and Class 3 (Mr. Vellequette and Mr. Lockton) — with the directors in each class holding office for staggered terms of three years each or until their successors have been duly elected and qualified. Class 2 directors will be elected at our Annual Meeting. The nominees for election as the Class 2 directors are Mr. Horowitz and Mr. Davis. Each Class 2 director will serve until our 2012 Annual Meeting of Stockholders or until his successor is elected and qualified. Assuming the nominees are elected, we will have six directors serving as follows:

Class 1:  Jeffrey A. Quiram, Martin A. Kaplan

Class 2:  Lynn J. Davis, Dennis J. Horowitz,

Class 3:  John D. Lockton, David W. Vellequette

The accompanying proxy card grants to the holder the power to vote the proxy for substitute nominees in the event that any nominee becomes unavailable to serve as a Class 2 director. Management presently has no knowledge that any nominee will refuse or be unable to serve as a Class 2 director for the prescribed term.

Required Vote

Directors are elected by a “plurality” of the shares voted. Plurality means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, two directors). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election of directors. Broker non-votes also will not have any effect on the outcome of the election of the directors.

Board Recommendation

Our Board Recommends a Vote “For” Mr. Davis and “For” Mr. Horowitz.

CORPORATE GOVERNANCE AND BOARD MEETINGS AND COMMITTEES

Corporate Governance Policies and Practices

The following is a summary of our corporate governance policies and practices:

•	Our Board has determined that all of our directors, other than Mr. Quiram, are independent as defined by the rules of the SEC and The NASDAQ Stock Market (“NASDAQ”). Our Audit Committee, Compensation Committee and Governance and Nominating Committee each consists entirely of independent directors.

•	We have a Code of Business Conduct and Ethics for all of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. If we amend any provision of our Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer (or any persons performing similar functions), or if we grant any waiver (including an implicit waiver) from any provision of our Code of Business Conduct and Ethics to our Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer (or any persons performing similar functions), we will disclose those amendments or waivers on our website at www.suptech.com under tabs Investors, Corporate Governance, and Amendments and Waivers to the Code of Conduct within four business days following the date of the amendment or waiver.

•	Our Board’s current policy is to separate the roles of Chairman of our Board and Chief Executive Officer.

•	Our Audit Committee reviews and approves all related-party transactions.

•	As part of our Code of Business Conduct and Ethics, we have made a “whistleblower” hotline available to all employees for anonymous reporting of financial or other concerns. Our Audit Committee receives directly, without management participation, all hotline activity reports concerning accounting, internal controls or auditing matters.

Stockholder Communications with Directors

Stockholders who want to communicate with our Board or with a particular director or committee may send a letter to our Secretary at Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters should state whether the intended recipients are all members of our Board or just certain specified individual directors or a specified committee. The Secretary will circulate the communications (with the exception of commercial solicitations) to the appropriate director or directors. Communications marked “Confidential” will be forwarded unopened.

Attendance at Annual Meetings of Stockholders

We expect that all of our Board members attend our Annual Meetings of Stockholders in the absence of a showing of good cause for failure to do so. All of the members of our Board attended our 2008 Annual Meeting of Stockholders.

Board Meetings and Committees

During 2008, each of our directors attended at least 75% of (i) the total number of Board meetings and (ii) the total number of meetings of the committees on which the director served.

Board of Directors

Our Board held a total of seven meetings during the year ended December 31, 2008. Our Board has three standing committees — an Audit Committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (our “Audit Committee”), a Compensation Committee (our “Compensation Committee”) and a Governance and Nominating Committee (our “Nominating Committee”). Our Audit Committee, Compensation Committee and Nominating Committee each have a charter, which is available at the “Corporate Governance” section under the “Investors” tab on our website at www.suptech.com.

Audit Committee

The principal functions of our Audit Committee are to hire our independent public auditors, to review the scope and results of the year-end audit with management and the independent auditors, to review our accounting principles and our system of internal accounting controls and to review our annual and quarterly reports before filing with the SEC. Our Audit Committee met eight times during 2008. The current members of our Audit Committee are Messrs. Horowitz (Chairman), Lockton, Davis and Vellequette.

Our Board has determined that all members of our Audit Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ. Our Board has determined that Mr. Vellequette is an “audit committee financial expert.”

Compensation Committee

Our Compensation Committee reviews and approves salaries, bonuses and other benefits payable to the executive officers and administers our management incentive plan. Our Compensation Committee makes all compensation decisions with respect to our Chief Executive Officer and makes recommendations to our Board regarding non-equity compensation and equity awards to our other named executive officers (set forth below under “Executive Compensation — Summary Compensation Table”) and all other elected officers. In doing so, with respect to named executive officers other than the Chief Executive Officer, our Compensation Committee generally receives a recommendation from our Chief Executive Officer and other officers as appropriate. Our Chief Executive Officer also generally recommends the number of options to be granted to executive officers, within a range associated with the individual executive’s salary level, and presents this to our Compensation Committee for its review and approval.

Our Compensation Committee uses data from the Radford Executive Survey, a nationally recognized executive compensation survey, to review and compare our compensation levels to market compensation levels, taking into consideration the other companies’ size, the industry, and the individual executive’s level of responsibility, as well as anecdotal data regarding the compensation practices of other employers. We do not annually benchmark our executive compensation against a defined peer group, since we believe that defining such a group is difficult and would not materially affect our decisions. Our Compensation Committee does not generally hire an outside consulting firm to assist with compensation, as we believe that the value of doing so is exceeded by the costs.

Our Compensation Committee also reviews the compensation of directors and recommends to our Board the amount of cash to be paid and the amounts and types of equity awards to be made to our directors.

Our Compensation Committee met twice during 2008. The current members of our Compensation Committee are Messrs. Davis (Chairman), Horowitz and Kaplan. Our Board has determined that all members of our Compensation Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ.

Our Compensation Committee created the Stock Option Committee (our “Stock Option Committee”) consisting of two members — our Compensation Committee Chairman and the Chief Executive Officer. The purpose of our Stock Option Committee is to facilitate the timely granting of stock options in connection with hiring, promotions and other special situations, and therefore our Stock Option Committee meets only periodically as certain events occur. Our Stock Option Committee is empowered to grant options to non-executive employees up to a preset annual aggregate limit (120,000 shares for 2008). Our Stock Option Committee made six grants during 2008 totaling 102,000 shares. Our Compensation Committee supervises these grants and retains exclusive authority for all executive officer grants and the annual employee grants. The current members of our Stock Option Committee are Messrs. Davis (Chairman) and Quiram.

Governance and Nominating Committee

Our Nominating Committee is responsible for overseeing and, as appropriate, making recommendations to our Board regarding, membership and constitution of our Board and its role in overseeing our affairs. Our Nominating Committee is responsible for proposing a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies. Our Nominating Committee is also responsible for the corporate governance practices and policies of our Board and its committees. The current members of our Nominating Committee are Messrs. Kaplan (Chairman), Lockton, and Vellequette. Our Nominating Committee met twice in 2008. Our Board has determined that all members of our Nominating Committee are “independent” as defined under the rules of the SEC and the listing standards of NASDAQ.

Our Nominating Committee manages the process for evaluating current Board members at the time they are considered for re-nomination. After considering the appropriate skills and characteristics required on our Board, the current makeup of our Board, the results of the evaluations, and the wishes of our Board members to be re-nominated, our Nominating Committee recommends to our Board whether those individuals should be re-nominated.

Our Nominating Committee periodically reviews with our Board whether it believes our Board would benefit from adding a new member(s), and if so, the appropriate skills and characteristics required for the new member(s). If our Board determines that a new member would be beneficial, our Nominating Committee solicits and receives recommendations for candidates and manages the process for evaluating candidates. All potential candidates, regardless of their source (including candidates recommended by security holders), are reviewed under the same process. Our Nominating Committee (or its chair) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with viable candidates are scheduled with Nominating Committee members, other members of our Board and senior members of management. Upon completion of these interviews and other due diligence, our Nominating Committee may recommend to our Board the election or nomination of a candidate.

Candidates for independent Board members have typically been found through recommendations from directors or others associated with us. Our stockholders may also recommend candidates by sending the candidate’s name and resume to our Nominating Committee under the provisions set forth above for communication with our Board. No such suggestions from our stockholders were received in time for our Annual Meeting.

Our Nominating Committee has no predefined minimum criteria for selecting Board nominees, although it believes that all independent directors should share qualities such as: independence; experience at the corporate, rather than divisional level, in multi-national organizations as large as or larger than we are; relevant, non-competitive experience; and strong communication and analytical skills. In any given search, our Nominating Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of our Board and our perceived needs. However, during any search, our Nominating Committee reserves the right to modify its stated search criteria for exceptional candidates.

NON-EMPLOYEE DIRECTOR COMPENSATION

Summary of Compensation

Our Board maintains a written compensation policy for our non-employee directors. Each director other than our Chairman of the Board receives an annual cash retainer of $20,000, and our Chairman of the Board receives an annual cash retainer of $40,000. The annual cash retainer is paid bi-annually and requires that the director attend at least 75% of our Board meetings. In addition, on the date of each annual meeting of stockholders, each director other than our Chairman of the Board receives a grant of 10,000 options to purchase our common stock, and our Chairman of the Board receives a grant of 15,000 options. In addition to the foregoing option grants, new directors receive an initial grant of 25,000 options to purchase our common stock on the date that they join our Board. All options granted vest in three equal installments, on each anniversary of the grant date. Our Board provides an additional $10,000 annual retainer (which is paid bi-annually) as compensation for service as chairman of each of our Audit Committee, Compensation Committee and Nominating Committee.

Non-employee directors do not receive compensation from us other than as a director or as committee member. There are no family relationships among our directors and executive officers.

Non-employee Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for 2008:

	Fees Earned or
	Paid in Cash	Option Awards	Total
Name	($)	($)(1)	($)

John D. Lockton	42,000	9,745	51,745
Lynn J. Davis	31,000	7,340	38,340
Dennis J. Horowitz	31,000	7,967	38,967
Martin A. Kaplan	30,000	7,266	37,266
David W. Vellequette	21,000	4,784	25,784

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with FAS 123(R), of awards of options to purchase the following numbers of shares of our Common Stock in 2006, 2007 and 2008, respectively, as follows: Mr. Lockton, 4,800 shares, 600 shares and 15,000 shares; Mr. Davis, 4,500 shares, 600 shares and 10,000 shares; Mr. Horowitz, 6,700 shares, 600 shares and 10,000 shares; Mr. Kaplan, 4,100 shares, 1,000 shares and 10,000 shares; and Mr. Vellequette, 0 shares, 2,500 shares and 12,500 shares. Assumptions used in the calculation of these amounts are included in Note 6 to our audited financial statements included in our 2008 Annual Report on Form 10-K filed with the SEC, excluding assumed forfeitures.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding those individuals currently serving as our directors (or nominated to serve as a director) and executive officers as of April 3, 2009:

Name	Age	Position

John D. Lockton(1)(3)	71	Chairman of the Board
Lynn J. Davis(1)(2)(4)	62	Director
Dennis J. Horowitz(1)(2)	62	Director
Martin A. Kaplan(2)(3)	71	Director
David W. Vellequette(1)(3)	52	Director
Jeffrey A. Quiram(4)	48	President, Chief Executive Officer and Director
William J. Buchanan	60	Controller (Principal Financial Officer and Principal Accounting Officer) and Assistant Secretary
Robert B. Hammond, Ph.D.	61	Senior Vice President, Chief Technical Officer
Robert L. Johnson	58	Senior Vice President, Operations
Terry A. White	57	Vice President, Worldwide Sales
Adam L. Shelton	42	Vice President, Product Management and Marketing
Thomas R. Giunta	48	Vice President, Engineering

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Governance and Nominating Committee.

(4)	Member of our Stock Option Committee.

John D. Lockton has served on our Board since 1997 and was named Chairman of our Board in 2001. In 2008, he retired from IPWireless, Inc., where he was a founder and its initial Chairman. IPWireless, Inc. is a wireless internet access and IP telephony service provider of 3G technology. From 1991 to 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. (“IWC”), an operator of cellular systems, and in 1998 he served IWC as Vice-Chairman and a director. From 1990 to 1991 he was Managing Partner of Corporate Technology Partners, a joint venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s Board of Directors until 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now part of SBC Communications). From 1980 to 1983 he was President of Warner Amex (now Time Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet. Mr. Lockton holds a B.A. from Yale University (Phi Beta Kappa), an L.L.B. from Harvard Law School, and an Executive M.B.A. from Columbia University.

Lynn J. Davis has served on our Board since 2005.  In 2006 he retired as President, Chief Operating Officer and director of August Technology, a manufacturer of inspection equipment for the semiconductor fabrication industry, which he joined in 2005. From 2002 to 2004, he was a partner at Tate Capital Partners Fund, LLC, a private investment firm he co-founded. Prior to Tate, Mr. Davis was an employee of ADC Telecommunications for 28 years, serving in 14 management positions, including Corporate President, Group President and Chief Operating Officer. He is also a member of the Board of Directors of Flexsteel Industries Inc., a furniture manufacturer. Mr. Davis holds a B.S. in electrical engineering from Iowa State University and an M.B.A. from the University of Minnesota.

Dennis J. Horowitz has served on our Board since 1990. Mr. Horowitz is currently President of DH Partners, a consulting Company that helps Chinese and American companies develop businesses in many locations, especially Mexico. In 2005, he retired as Chairman of the Board of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube, of which he had been the Chairman and CEO since 1998. From 1994 to 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From 1993 to 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From 1990 to 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz holds an M.B.A. and a B.A. in economics from St. John’s University.

Martin A. Kaplan has served on our board since 2002.  Since 2000, Mr. Kaplan has served as Chairman of the Board of JDS Uniphase, Inc., a telecommunications equipment company. Mr. Kaplan also currently serves as a director of Tekelec. In a career spanning forty years, Mr. Kaplan served as Executive Vice-President of Pacific Telesis Group, which became a subsidiary of SBC Communications in 1997, from 1986 until 2000, as President, Network Services Group of Pacific Bell, and its successor, Pacific Telesis, and in various other senior management positions. Mr. Kaplan earned a B.S. in engineering from California Institute of Technology.

David W. Vellequette has served on our Board since 2007. Mr. Vellequette currently serves as Chief Financial Officer of JDS Uniphase, Inc., a telecommunications equipment company, a position he has held since 2005. He joined JDS Uniphase as Vice President and Operations Controller in 2004. From 2002 to 2004, he served as Vice President of Worldwide Sales and Service Operations at Openwave Systems, Inc., an independent provider of software solutions for the mobile communications and media industries. From 1992 to 2002, Mr. Vellequette served as Corporate Controller of StrataCom Corporation which was acquired by Cisco Systems, Inc. in 1996, and subsequently, as Vice President of Finance of Cisco Systems, the worldwide leader in networking for the Internet. From 1984 to 1992, Mr. Vellequette was Corporate Controller at Altera Corporation, a supplier of programmable silicon solutions to the electronics industry. Mr. Vellequette began his finance career as an auditor with Ernst & Young. He holds a B.S. in Accounting from the University of California, Berkeley, and is a CPA.

Jeffrey A. Quiram has served on our Board, and has been our President and Chief Executive Officer, since 2005. From 1991 to 2004, Mr. Quiram served ADC Telecommunications in a variety of management roles, including Vice President of its wireless business unit. Mr. Quiram has a B.S. in Quantitative Methods and Computer Science from College of St. Thomas, and an M.B.A. from University of Minnesota.

William J. Buchanan has been with us since 1998 and has served as our Controller since 2000. For 16 years prior to joining us, he was a self-employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

Robert B. Hammond, Ph.D., has served as our Senior Vice President and Chief Technical Officer since 1992. Dr. Hammond served as our Vice President of Technology, and Chief Technical Officer, until August 1990. He has also served as our Secretary from October 1999 to 2002. From May 1991 to December 1991, and July 1992 to December 1992, he served as our Acting Chief Operating Officer. From December 1987 to August 1990, he served as our Program Manager. Dr. Hammond also serves on our Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, a group that performs research, development, and pilot production of solid-state electronics and optics, most recently as Deputy Group Leader of Electronics Research and Development. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.

Robert L. Johnson has been our Senior Vice President, Operations since 2004. Mr. Johnson joined us in 2000 as Vice President of Wireless Manufacturing. From 1996 to 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson studied industrial engineering at Arizona State University.

Terry A. White has been our Vice President Worldwide Sales since 2005. From 2003 to 2005, Mr. White was Vice President of Worldwide Sales for Mahi Networks, a telecom company. From 2002 to 2003, Mr. White was Vice President of Global Sales at Turnstone Systems. Prior to that position and from 1992 to 2001, he held various positions at ADC Telecommunications, most recently as Senior Vice President of BIA Sales. Mr. White has been employed in sales management for more than 20 years. Mr. White holds a B.A. from Kennesaw College.

Adam L. Shelton has been our Vice President, Product Management and Marketing since 2006. From 2005 to 2006, Mr. Shelton was the Senior Director of Marketing for Motorola. From 2003 to 2005, he was the Senior Director of Marketing for Advanced Fibre Communications (AFC), now Tellabs. Mr. Shelton also held various management and executive management positions with Mahi Networks, ATU Communications and Bell Canada. Mr. Shelton graduated with dean’s honors as a Civil Engineering Technologist from Seneca College in Toronto, Canada.

Thomas R. Giunta has served as our Vice President Engineering since March 2008. From 2004 to 2008 Mr. Giunta held senior management positions in Motorola’s IP Video Solutions and Motorola Wireline Networks organizations. From 2002 to 2004, he served as vice president, switching development engineering at Ciena Corporation. In addition, he previously served in senior leadership and senior engineering/product development and management roles at Mahi Networks, Advanced Fibre Communications, Fujitsu Network Communications and Alcatel. Mr. Giunta holds an M.B.A. from the W.P. Carey School of Business at Arizona State University and B.S. in Computer Science from Florida International University.

VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of April 3, 2009 by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the table under “Executive Compensation — Summary Compensation Table,” and (iv) all of our directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, (i) the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable, and (ii) the address of each person is c/o Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111.

	Number of
Name	Shares(3)		Percentage Ownership

Xiaoxiong Zhang	3,101,361	(1)	16.6%
3/F, Block B, Tongfang Information
Harbor, 11 Langshan, Nanshan Dist.,
Shenzhen, China 518057
Kopp Investment Advisors, LLC	1,002,200	(2)	5.4%
7701 France Avenue South, #500
Edina, MN 55435
Jeffrey A. Quiram	426,900		2.3%
William J. Buchanan	113,470		*
Robert L. Johnson	130,573		*
Robert B. Hammond	177,750		*
Adam L. Shelton	162,036		*
Thomas R. Giunta	101,499		*
Terry A. White	232,454		1.2%
John D. Lockton	19,800		*
Dennis J. Horowitz	22,534		*
Lynn J. Davis	12,409		*
Martin A. Kaplan	17,964		*
David W. Vellequette	5,834		*
All executive officers and directors as a group (12 persons)	1,423,223		7.6%

*	Less than 1%.

(1)	Based on information reported in a joint Schedule 13G/A filed with the SEC on August 18, 2008, by China Poly Group, Ltd. (“China Poly Group”), Hunchun Baoli Communications Co., Ltd. (“Baoli”), Baoli Investment Group Ltd. (“Baoli Investment”), and Xiaoxiong Zhang (“Mr. Zhang”). Each of China Poly Group, Baoli and

Baoli Investment is a limited liability company organized under the laws of the People’s Republic of China. Mr. Zhang is the majority and controlling shareholder of China Poly Group. Collectively, China Poly Group, Baoli and Baoli Investment are the beneficial owners of 3,101,361 shares of which (i) China Poly Group has shared voting power with respect to 2,148,296 shares and shared dispositive power with respect to 2,501,361 shares; (ii) Baoli has shared voting and dispositive power with respect to 2,148,296 shares; (iii) Baoli Investment has shared dispositive power with respect to 600,000 shares; and (iv) Mr. Zhang has shared voting power with respect to 2,148,296 shares and shared dispositive power with respect to 3,101,361 shares. China Poly Group holds 353,065 shares directly and Baoli Investment holds 600,000 shares directly; such shares are subject to an Irrevocable Proxy and Voting Agreement pursuant to which we hold all voting rights in such shares. In addition, China Poly Group, Baoli and Baoli Investment collectively own 611,523 shares of our Series A Preferred Stock. Subject to the terms and conditions of the Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by the holder and related parties following such conversion does not exceed 9.9% of our outstanding common stock. As a result, none of China Poly Group’s Series A Preferred Stock is currently convertible.

(2)	Based on information reported in a Schedule 13F Holdings Report filed with the SEC on February 2, 2009 and amended February 12, 2009, Kopp Investment Advisors, LLC (“KIA”) has sole voting authority with respect to all such shares. According to the Schedule 13F, KIA has “Defined” investment discretion with respect to 807,500 shares and “Other” investment discretion with respect to 194,700 shares..

(3)	Includes shares issuable upon the exercise of stock options that are exercisable within 60 days of April 3, 2009 as follows: Mr. Quiram, 166,771 shares; Mr. Buchanan 20,704 shares; Mr. Johnson 18,118 shares; Mr. Hammond 19,728 shares; Mr. Shelton, 66,265 shares; Mr. Giunta, 19,750 shares; Mr. White, 117,505 shares; Mr. Lockton, 19,800 shares; Mr. Horowitz, 22,134 shares; Mr. Davis, 12,409 shares; Mr. Kaplan, 15,044 shares; Mr. Vellequette, 5,834 shares; and all executive officers and directors as a group, 504,056 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and significant stockholders (defined by statute as stockholders beneficially owning more than 10% of our common stock) are required to file with the SEC and us reports of ownership, and changes in ownership, of our common stock. Based solely on a review of the reports, and on written representations by certain directors and executive officers, received by us, all of our executive officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a) during 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the base salary and other compensation of our named executive officers with respect to 2008, 2007 and 2006:

				(e)	(f)	(g)
		(c)	(d)	Stock	Option	All Other	(h)
(a)	(b)	Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)

Jeffrey A. Quiram	2008	315,000	—	43,687	71,257	108,923	538,867
Director, President, Chief	2007	315,650	100,000	75,000	—	110,885	601,535
Executive Officer	2006	310,961	—	31,313	—	135,326	477,600
Robert B. Hammond	2008	246,330	—	17,475	30,368	6,323	300,496
Senior Vice President,	2007	248,442	24,000	30,000	—	1,290	303,732
Chief Technical Officer	2006	244,087	—	12,525	—	1,290	257,902
Adam L. Shelton	2008	240,000	—	6,553	75,212	50,605	372,370
Vice President Product	2007	240,000	24,000	11,250	38,250	46,532	360,032
Management and Marketing	2006	170,440	75,000	4,697	28,697	39,745	318,569

(1)	The amounts in column (e) reflect the following 2006 restricted stock awards: Mr. Quiram, 100,000 shares; Mr. Hammond, 40,000 shares; and Mr. Shelton, 15,000 shares. There were no restricted stock awards in 2007 or 2008 to our named executive officers. The values in the table are those recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in Note 6 to our audited financial statements included in our 2008 Annual Report on Form 10-K filed with the SEC, excluding assumed forfeitures.

(2)	The amounts in column (f) reflect the awards of options to purchase the following numbers of shares of our common stock: Mr. Shelton, 55,000 shares in 2006 and 44,991 shares in 2008; Mr. Quiram, 86,735 shares in 2008; and Mr. Hammond, 38,545 shares in 2008. The values in the table are those recognized for financial statement reporting purposes in accordance with FAS 123(R), under the assumptions included in Note 6 to our audited financial statements included in our 2008 Annual Report on Form 10-K filed with the SEC, excluding assumed forfeitures.

(3)	The amounts shown in column (g) reflect the value attributable to term life insurance premiums and company 401K matching for each named executive officer as well as other perquisites described below. Each named executive officer is responsible for paying income tax on such amounts. The aggregate dollar amount of perquisites or other personal benefits for Mr. Hammond is less than $10,000. Pursuant to the terms of their employment agreements, Mr. Quiram received $104,456, $110,435 and $135,326 in 2008, 2007 and 2006, respectively, for travel expenses from his home in Minnesota, the lease of an apartment near our Santa Barbara headquarters, the lease of an automobile, and special indemnity payments to cover the taxes resulting from the payment or reimbursement of such travel and housing expenses; and Mr. Shelton received $46,253, $46,197 and $39,745 in 2008, 2007 and 2006, respectively, for travel expenses for travel from his home in California to our headquarters.

Narrative Disclosure To Summary Compensation Table

Employment Agreement

We entered into an employment agreement with Mr. Quiram in 2005, which was amended in 2007. The employment agreement provides for the following:

•	Appointment as our President, Chief Executive Officer and a member of our Board;

•	A base salary, which has been $315,000 per year since 2006;

•	A bonus of up to 100% of his base salary based upon achievement of annual performance goals to be developed by our Compensation Committee and Mr. Quiram;

•	Accelerated vesting of all his equity grants in the event of an Involuntary Termination or Change of Control (both as defined in his employment agreement);

•	A severance payment equal to one year’s salary and continued benefits for one year in the event of Involuntary Termination;

•	In the event of a Change of Control, whether or not he is terminated, Mr. Quiram is entitled to (i) payment of two times his annual base salary, (ii) 24 months of benefits coverage, and (iii) accelerated vesting of all of his outstanding equity grants;

•	Payment or reimbursement of travel expenses from his present home in Minnesota and the lease of an apartment for Mr. Quiram near our Santa Barbara headquarters; and a special indemnity payment for any taxes resulting from the payment or reimbursement of such expenses; and

•	Lease of an automobile.

Change of Control Agreements

We also have “change of control” agreements with Messrs. Hammond and Shelton. These change of control agreements generally provide that, if the employee’s employment is terminated within twenty-four months of a

“Change of Control” (as defined in the change of control agreements) either (i) by us for any reason other than death, “Cause” or “Disability” (as both terms are defined in the change of control agreements) or (ii) by the employee for “Good Reason” (as defined in the change of control agreements), then the terminated employee will be entitled to a severance benefits salary continuation payments and continuation of health/life insurance benefits for 18 months and accelerated vesting for all outstanding unvested stock options and similar equity securities held by the employee. Any payments or distributions made to or for the benefit of the named employees under these change of control agreements will be reduced, if necessary, to an amount that would result in no excise taxes being imposed under Internal Revenue Code Section 4999.

Bonuses

We maintain a bonus plan for executive officers and selected other members of senior management. At the beginning of each year, our Compensation Committee establishes a performance target and assigns each named executive officer an annual target bonus amount based on a percentage of his base salary. The financial objectives established by our Compensation Committee for 2008 were not met, and therefore no bonuses were paid for 2008.

Equity Grants

For 2008, we made the following grants of stock options to our named executive officers:

Name	Grant Date		Number of Options	Exercise Price

Jeffrey A. Quiram	2/20/2008	(1)	36,735	$5.12
	2/20/2008	(2)	50,000	$5.12
Robert B. Hammond	2/20/2008	(1)	18,545	$5.12
	2/20/2008	(2)	20,000	$5.12
Adam L. Shelton	2/20/2008	(1)	20,991	$5.12
	2/20/2008	(2)	24,000	$5.12

(1)	These stock options vest over three years: 33% after one year and ratably, monthly, for the remaining two years.

(2)	These stock options vest over two years: 50% after one year and ratably, monthly, for the remaining one year.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity grants on December 31, 2008:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
(a)	(1)(b)	(2)(c)	($)(e)	(f)

Jeffrey A. Quiram	120,000	—	6.90	5/25/2015
	—	86,735	5.12	2/20/2018
Robert B. Hammond	—	38,545	5.12	2/20/2018
Adam L. Shelton	36,667	18,333	4.03	4/24/2016
		44,991	5.12	2/20/2018

(1)	These options are fully vested.

(2)	We granted options to purchase a total of 55,000 shares to Mr. Shelton in 2006. All remaining shares were granted in 2008. We did not grant options to our named executive officers in 2007. Mr. Shelton’s 2006 options vest 25% after one year and ratably, monthly, for the remaining three years. The 2008 option grants vest over either two or three years as noted above under “Narrative Disclosure to Summary Compensation Table — Equity Grants.”

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has selected Stonefield Josephson, Inc., an independent registered public accounting firm, to audit our financial statements for 2009. Our Audit Committee is submitting its selection to our stockholders for ratification. Stonefield Josephson, Inc. has served as our auditor since 2006 and has no financial interest of any kind in us except the professional relationship between auditor and client. A representative of Stonefield Josephson is expected to attend the Annual Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Required Vote

Proposal Two requires the affirmative vote of a majority of the votes cast on the proposal. Stockholders may vote “for” or “against” the proposal, or they may abstain from voting on the proposal. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In the event the stockholders do not approve this proposal, our Audit Committee will reconsider the appointment of Stonefield Josephson, Inc. as our independent auditors.

Board Recommendation

Our Board Recommends a Vote “For” this Proposal.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (except to the extent that we specifically incorporate this information by reference).

Our Audit Committee reviews our financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Our Audit Committee has reviewed and discussed the audited financial statements with management. In addition, our Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, as amended.

Our Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Stonefield Josephson, Inc. its independence, including whether their provision of other non-audit services to us is compatible with maintaining its independence.

Our Audit Committee discussed with our independent auditors the overall scope and plans for the respective audits. Our Audit Committee meets with the independent auditors, with and without management present to discuss the results of their examinations, the evaluation of our internal controls and the overall quality of our reporting.

Based upon the review and discussions referred to in the foregoing paragraphs, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for 2008 for filing with the SEC. Our Audit Committee and our Board also have recommended, subject to stockholder approval, the selection of our independent auditors.

AUDIT COMMITTEE
Dennis J. Horowitz (Chairman)
David W. Vellequette
John D. Lockton
Lynn J. Davis

FEES PAID TO INDEPENDENT AUDITORS

Our Audit Committee regularly reviews and determines whether specific non-audit projects or expenditures with our independent auditor, Stonefield Josephson, Inc., potentially affects its independence. Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Stonefield Josephson, Inc. Pre-approval is generally provided by our Audit Committee for up to one year, as detailed as to the particular service or category of services to be rendered, and is generally subject to a specific budget. Our Audit Committee may also pre-approve additional services of specific engagements on a case-by-case basis.

The following table sets forth the aggregate fees billed to us by Stonefield Josephson, Inc. for 2007 and 2008, all of which were pre-approved by our Audit Committee:

	Year Ended December 31,
	2007	2008

Audit fees(1)	$236,388	$227,849
Audit-related fees(2)	5,475	$—
All other fees(3)	$26,415	$—
Total	$268,278	$227,849

(1)	Includes fees for professional services rendered for the audit of our annual financial statements and review of our annual report on Form 10-K and for reviews of the financial statements included in our quarterly reports on Form 10-Q for the first three quarters of 2008 and 2007.

(2)	Fees related to financial reporting or disclosure matters not classified as audit services.

(3)	These fees in 2007 related to services rendered for our S-3 registration statement.

TRANSACTIONS WITH RELATED PERSONS

BAOLI Investment.  Under an agreement entered into in 2007, on February 27, 2008, we issued to Hunchun BaoLi Communication Co. Ltd. (“BAOLI”) and two associated purchasers a total of (a) 3,101,361 shares of our common stock (of which 953,065 must be voted in accordance with the votes of our other shares, effectively giving the holder no voting power over such shares) and (b) 611,523 shares of our Series A Convertible Preferred Stock (convertible under certain conditions into 6,115,230 shares of our common stock). We received $15.0 million in cash, of which $4.0 million was funded in 2007 and the $11.0 million balance was funded in January 2008.

Subject to the terms and conditions of our Series A Preferred Stock and to customary adjustments to the conversion rate, each share of our Series A Preferred Stock is convertible into ten shares of our common stock so long as the number of shares of our common stock beneficially owned by the holder and related persons following such conversion does not exceed 9.9% of our outstanding common stock. Except for a preference on liquidation of $.01 per share, each share of Series A Preferred Stock is the economic equivalent of the ten shares of common stock into which it is convertible. Except as required by law, the Series A Preferred Stock does not have any voting rights.

BAOLI Joint Venture.  We and BAOLI have established a joint venture to manufacture and market our SuperLink® interference elimination solution for the China market. Our agreements provide that BAOLI will provide the manufacturing expertise and financing in exchange for 55% of the equity and we will provide an exclusive license in the China market of the enabling technology in exchange for 45% of the equity and a royalty on sales.

ANNUAL REPORT TO STOCKHOLDERS

Our Annual Report on Form 10-K for the year ended December 31, 2008 is being mailed to our stockholders along with this Proxy Statement.

OTHER MATTERS

We know of no other matters to be submitted at our Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board may recommend.

By Order of the Board of Directors,

Jeffrey A. Quiram
President and Chief Executive Officer

Santa Barbara, California
April 17, 2009

DETACH HERE
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SUPERCONDUCTOR TECHNOLOGIES INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2009
     The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2009, and hereby appoints each of Jeffrey A. Quiram and William J. Buchanan, or any of them, as proxy and attorney-in-fact with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on Monday, May 18, 2009 at 11:00 a.m., local time, at the offices of Superconductor Technologies Inc., located at 460 Ward Drive, Santa Barbara, California and at any adjournment or adjournments thereof, and to vote all shares of capital stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

[BACK OF PROXY]
DETACH HERE
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
[X]       Please mark votes as in this example
1.        TO ELECT TWO CLASS 2 DIRECTORS.
Nominees: Lynn J. Davis and Dennis J. Horowitz

☐ FOR ALL NOMINEES	☐ WITHHOLD ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “For All Nominees Except” box and write that nominee’s name in the space provided above.)

2. PROPOSAL TO RATIFY THE SELECTION OF STONEFIELD JOSEPHSON, INC. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

As to any other matters that may properly come before the meeting or any adjournments thereof, the proxy holders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING	☐
(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:	Date:

Signature:	Date:

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SUPERCONDUCTOR TECHNOLOGIES INC. FOR 2009, AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.